EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Sr. Vice President, Finance & CFO (513) 425-2888

USW Members Ratify Labor Contract Extension For Ashland Works
Agreement Provides Operational Flexibility And Capital Commitments
WEST CHESTER, OH, July 9, 2010 — AK Steel (NYSE: AKS) said that members of the United Steelworkers (USW) Local 1865 union have ratified a three-year extension to a labor agreement covering about 750 hourly production and maintenance steel operations employees at the company’s Ashland (KY) Works.  The new agreement extends the existing contract to September 1, 2013.  The existing contract was scheduled to expire September 1, 2010.
AK Steel said it was notified by USW officials that the contract extension passed in voting held today in Ashland.  The terms of the extension are effective as of July 1, 2010.
AK Steel said the contract extension also contains new language which allows the company flexibility in operating the Ashland Works to meet market conditions while committing significant capital investments in the steelmaking plant, in particular the blast furnace.
The contract extension also provides lump sum payments of $1,500 to each represented employee covered by the contract in 2010, 2011 and 2012.  In addition, the standard hourly wage rates will be increased by $1.00 in September of 2010.
“We are pleased to have reached agreement on this extension contract which also provides AK Steel with operational flexibility and the employees of the Ashland steel plant with a wage increase and our commitment to provide significant capital improvements,” said James L. Wainscott, Chairman, President and CEO of AK Steel.
Hourly production and maintenance employees of the Ashland coke plant are covered by a separate labor agreement which runs through October 31, 2011.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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